Allied Nevada Reports Gold Equivalent Measured & Indicated Resources of 10.3 Million Ounces and Further Inferred Resources of 7.7 Million Ounces

Proven & Probable Reserves of 2.4 Million Ounces of Gold (or 3.0 Million Ounces AuEq), More Than Double the Previous Reserve Estimate

Reno, Nevada, April 1, 2010 – Allied Nevada Gold Corp. (“Allied Nevada” or the “Company”) (TSX: ANV; NYSE-A: ANV) is pleased to report updated mineral reserves and resources with a more than doubling of oxide gold reserves to 2.4 million ounces and initial oxide silver reserves of 32.3 million ounces (177.2 million tons grading 0.014 ounces per ton gold (“opt”) and 0.18 opt silver) for the Company’s wholly owned Hycroft mine (“Hycroft”) located near Winnemucca, Nevada.  This is the first time a silver reserve has been established for the Hycroft mine.  Gold and silver measured and indicated resources (inclusive of reserves) for oxide and sulfide mineralization increased 20% to 7.1 million ounces of gold (“Au”) and 57% to 184.2 million ounces of silver (“Ag”).  Measured and indicated gold equivalent ounces1 increased 28% to 10.3 million ounces compared with 8.1 million gold equivalent ounces reported in March 2009 (see press release dated March 31, 2009 for more information regarding the previous resource estimate). A portion of the gold measured and indicated resource does not currently have sufficient data to report silver measured and indicated resource.

COMBINED OXIDE & SULFIDE – MEASURED & INDICATED MINERAL RESOURCES (inclusive of reserves)
(At April 1, 2010)
Cutoff grade – Oxide 0.008 opt AuEq, Sulfide 0.018 opt AuEq

i.	Rounding differences may occur
ii.	See “Notes to the 2010 Mineral Reserve and Resource Estimate” included in this press release.
iii.
A portion of the gold measured and indicated resource does not currently have sufficient data to report silver measured and indicated resources, and those silver ounces have been included in the inferred category.  As such, a zero value grade for silver has been assigned for those tons where only measured and indicated gold ounces have been reported, which negatively affects the average silver grade for measured and indicated resources.

“We are extremely pleased with the successful results of the abbreviated drilling season we completed in 2009,” commented Scott Caldwell, President & CEO. “Our primary goal was to improve the quality of the large resource we’ve defined at Hycroft, which we accomplished with only three months of drilling.  We continue to work towards optimizing the oxide mine plan and preparing a sulfide development plan to maximize the potential at Hycroft.”

Allied Nevada successfully completed the first phase of its infill program drilling 129 holes totaling 94,314 feet in 2009, the results of which have been included in this mineral reserve and resource estimate.  The primary goal of the infill program was achieved by converting a significant portion of the measured, indicated and inferred mineral resources for both oxide and sulfide mineralization through sample collection for ongoing metallurgical testing and improved drill spacing. A focus of the 2010 exploration program, in addition to continued drilling for resource conversion, is to expand the overall resource base at Hycroft and gather further samples for ongoing metallurgical testing.

Gold proven and probable reserves more than doubled to 2.4 million ounces compared with 1.1 million ounces of gold at the March 31, 2009, update. Proven and probable silver reserves totaled 32.3 million ounces.  Sufficient drilling, assaying and metallurgical test work has been completed to convert silver resources to the reserve categories for the first time, where no silver reserve had been established in previous estimates.  The gold equivalent (“AuEq”) cutoff grade used to estimate resources has been raised to 0.008 opt for oxide mineralization and 0.018 opt for sulfide mineralization compared with gold cutoff grades used in the March 2009 estimate of 0.005 opt and 0.013 opt for oxide and sulfide mineralization, respectively. In 2010, reserves and resources were calculated using a gold equivalent model as compared with a gold only model in March 2009.

2010 Reserve and Resource Update 1

PROVEN & PROBABLE OXIDE MINERAL RESERVES (At April 1, 2010)
At April 1, 2010

i.	Rounding differences may occur
ii.	See “Notes to the 2010 Mineral Reserve and Resource Estimate” included in this press release.
iii.	Within the designed 0.008 opt resource pit, reserves were reported at a 0.005 opt internal cutoff grade.

Inferred gold resources declined, as expected, to 3.9 million ounces compared with 6.0 million ounces in March 2009.  A significant portion of inferred resources were converted to the measured and indicated categories.  Inferred silver resources increased to 216.3 million ounces compared with 177.9 million ounces. As presented in the table below, a portion of the gold measured and indicated resource does not currently have sufficient data to report silver measured and indicated resources and those ounces of silver are included in the inferred category.

COMBINED OXIDE & SULFIDE INFERRED MINERAL RESOURCES (At April 1, 2010)
Cutoff grade – Oxide 0.008 opt AuEq, Sulfide 0.018 opt AuEq

i.	Rounding differences may occur
ii.	See “Notes to the 2010 Mineral Reserve and Resource Estimate” included in this press release.

Historically, silver was not considered a significant product of the mining plan at Hycroft and, while all holes have been assayed for gold, only approximately 40% of the holes to date have been assayed for silver.  All holes drilled by Allied Nevada since 2007 have been assayed for gold and silver.

Management will file a National Instrument 43-101 (“NI 43-101”) Technical Report associated with this new resource estimate within the timeframe allowed by NI 43-101 guidelines.  The report will include the economics associated with the updated Proven and Probable Mineral Reserve estimate.

2010 Reserve and Resource Update 2

NOTES TO THE 2010 MINERAL RESERVE AND RESOURCE ESTIMATE

1.
Scott Wilson of Scott E. Wilson Consulting, Inc. is a Certified Professional Geologist and member of the American Institute of Professional Geologists in Denver, Colorado, and is a Qualified Person as defined by NI 43-101. Scott is the independent resource estimate consultant for Allied Nevada Gold Corp. and has reviewed the technical information contained in this press release..

2.
Scott E. Wilson Consulting, Inc. has recommended an ordinary kriging estimate as the preferred method of determining the resource estimate.  Inferred resource calculations are based on 25 foot drill hole composites of 5 foot sample intervals. All estimates are based on a block dimension of 50 feet long x 50 feet wide x 25 feet tall with the estimation parameters determined by variography.

3.
Mineral resources that are not mineral reserves do not have demonstrated economic viability.  The estimate of mineral resources may be materially affected by the inability to obtain required environmental and other regulatory approval, environmental or operating permits.  The estimate may also be materially affected by global economic conditions such as the price of gold and silver, the price of oil and other commodities utilized in the production of gold and silver.  Unknown geologic or hydrologic conditions or other unknown factors may materially affect the resource estimates.

4.	A different processing method and plant, and all associated regulatory approvals, are required to recover gold and silver from sulfide mineralization.
5.	Gold equivalent cutoff grades were calculated using a gold price of $800 per ounce and $14.00 per ounce for a gold to silver ratio of 57.14:1.
6.	Estimates of mineral reserves and resources may be materially affected by environmental permitting, legal and other relevant issues.

Cautionary Statement Regarding Forward Looking Information

This press release contains forward-looking statements within the meaning of the U.S. Securities Act of 1933 and the U.S. Securities Exchange Act of 1934 (and the equivalent under Canadian securities laws), that are intended to be covered by the safe harbor created by such sections. Such forward-looking statements include, without limitation, statements regarding the Company’s expectation of the projected timing and outcome of engineering studies; expectations regarding potential growth opportunities, expansions and optimization of the oxide mining plan at Hycroft; the potential for confirming, upgrading and expanding oxide gold and silver mineralized material at Hycroft; results of evaluation of underlying sulfide mineralization at Hycroft; the preparation of a sulfide development plan to maximize the potential at Hycroft; the Company’s expectations regarding the potential to increase production at Hycroft; reserve and resource estimates; cost estimates, estimates of gold and silver grades; estimates of recovery rates; expectations regarding the life of the Hycroft mine and the cash flow generated by the property; and other statements that are not historical facts. Forward-looking statements address activities, events or developments that Allied Nevada expects or anticipates will or may occur in the future, and are based on current expectations and assumptions. Although Allied Nevada management believes that its expectations are based on reasonable assumptions, it can give no assurance that these expectations will prove correct. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among others, risks relating to Allied Nevada’s lack of operating history; risks that Allied Nevada’s acquisition, exploration and property advancement efforts will not be successful; risks relating to fluctuations in the price of gold and silver; the inherently hazardous nature of mining-related activities; uncertainties concerning reserve and resource estimates; availability of outside contractors in connection with Hycroft and other activities; uncertainties relating to obtaining approvals and permits from governmental regulatory authorities; and availability and timing of capital for financing the Company’s exploration and development activities, including uncertainty of being able to raise capital on favorable terms or at all; as well as those factors discussed in Allied Nevada’s filings with the U.S. Securities and Exchange Commission (the “SEC”) including Allied Nevada’s latest Annual Report on Form 10-K and its other SEC filings (and Canadian filings) including, without limitation, its latest Quarterly Report on Form 10-Q.  The Company does not intend to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

Cautionary Note to U.S. Investors Regarding Estimates of Measured, Indicated and Inferred Resources

This press release uses the terms “measured”, “indicated” and “inferred” “resources.”  We advise U.S. investors that while these terms are recognized and required by Canadian regulations, the SEC does not recognize them. “Inferred resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility.  It cannot be assumed that all or any part of an “inferred mineral resource” will ever be upgraded to a higher category. Under Canadian rules, estimates of “inferred mineral resources” may not form the basis of a feasibility study or prefeasibility studies, except in rare cases.  The SEC normally only permits issuers to report mineralization that does not constitute “reserves” as in-place tonnage and grade without reference to unit measures.  The term “contained gold ounces” used in this press release is not permitted under the rules of the SEC.  U.S. investors are cautioned not to assume that any part or all of a measured, indicated or inferred resource exists or is economically or legally mineable.

The mineral reserve and resource estimate has been prepared under the supervision of Mr.  Scott Wilson of Scott E. Wilson Mining, who is a Qualified Person as defined by National Instrument 43-101. Scott Wilson is an independent consultant for Allied Nevada and has reviewed and verified the technical information contained in this news release.

2010 Reserve and Resource Update 3

For further information on Allied Nevada, please contact:

Scott Caldwell                                              Tracey Thom
President & CEO                                         Vice President, Investor Relations
(775) 358-4455                                              (416) 409-6007

or visit the Allied Nevada website at www.alliednevada.com.

The following tables present a more detailed breakdown of the Oxide Resources (inclusive of reserves) and Sulfide Resources:

OXIDE MEASURED & INDICATED MINERAL RESOURCES (inclusive of reserves; At April 1, 2010)
Cutoff grade –  0.008 opt AuEq

SULFIDE MEASURED & INDICATED MINERAL RESOURCES (At April 1, 2010)
Cutoff grade –  0.018 opt AuEq

i.	Rounding differences may occur
ii.	See “Notes to the 2010 Mineral Reserve and Resource Estimate” included in this press release.
iii.
A portion of the gold measured and indicated resource does not currently have sufficient data to report silver measured and indicated resources, and those silver ounces have been included in the inferred category.  As such, a zero value grade for silver has been assigned for those tons where only measured and indicated gold ounces have been reported, which negatively affects the average silver grade for measured and indicated resources.

1 Gold equivalent information includes silver ounces converted to a gold equivalent based on the ratio of gold and silver prices for each year. The ratio for 2010 was 57.14:1 (Au - $800, Ag - $14.00) and for 2009 was 54.17:1 (Au - $650, Ag - $12.00)

2010 Reserve and Resource Update 4